                              [IBM LETTERHEAD]


                  IBM Announces Second-Quarter 1998 Results

    ARMONK, N.Y., July 20, 1998 . . . IBM today announced second-quarter 1998 diluted earnings per common share of $1.50 compared with diluted earnings per common share of $1.43 in the second quarter of 1997. Second-quarter 1998 net earnings totaled $1.5 billion compared with $1.4 billion in the second quarter of last year. Second-quarter 1998 revenues were flat (up 4 percent in constant currency) at $18.8 billion.

    Louis V. Gerstner, Jr., IBM chairman and chief executive officer, said:
"Our second quarter and first half results clearly indicate, perhaps more so than at any other time in recent years, the value and strength of IBM's portfolio of businesses. We absorbed three major hits that affected the industry: intense price competition and excess inventory in the PC channel, continued severe price erosion in DRAM chips, and the impact of the Asian crisis. Despite all of these factors, we were able to achieve our earnings targets because of the very strong performance of our services, OEM and software businesses.

    "Nevertheless, our second-quarter results were mixed. Our hardware revenues were down primarily because of the weakness in PCs. Additionally, our System/390 server business slowed in the quarter because of a major product transition that is underway. On the positive side, our services revenues grew by nearly $1 billion, and this business made a major contribution to the company's earnings. Our software revenues showed good growth, and the software gross margin improved for the fifth consecutive quarter. Our AS/400 and storage businesses had another strong quarter.


                                  - more -

    "As we look ahead," Mr. Gerstner said, "we feel very good about the momentum of our growth businesses and we believe that some of the problem areas will begin to show improvement over the course of the year. For example, we have reduced PC dealer inventory and we're seeing strong demand for our powerful new System/390 servers, which we'll begin shipping in August. At the same time, we remain cautious about Asia and the DRAM outlook."

    On an as-reported basis, revenues from North America totaled $9.0 billion, an increase of 5 percent compared with the year-earlier period. Revenues from Europe/Middle East/Africa grew 2 percent (5 percent at constant currency) to $5.8 billion. Asia-Pacific revenues were $3.3 billion, a decline of 13 percent (up 1 percent at constant currency). Revenues from Latin America totaled $782 million, a decrease of 8 percent (6 percent at constant currency) compared with the second quarter of 1997.

    Total hardware sales were $7.5 billion in the second quarter, a decline of 13 percent (down 9 percent at constant currency) compared with the second quarter of last year. Personal computer and RS/6000 revenues declined. System/390 revenues also decreased as a result of the product transition and year-over-year price reductions. Storage revenues increased year over year, primarily as a result of continued strong OEM shipments of hard disk drives.

    Services revenues grew 22 percent (up 27 percent in constant currency) in the second quarter to $5.6 billion, the third consecutive quarter in which services revenues exceeded $5 billion. IBM signed services agreements totaling $7 billion during the second quarter, and the gross profit margin in services improved 1.3 points over the second quarter of 1997.

    Software revenues increased 5 percent (up 9 percent at constant currency) in the second quarter to $3.2 billion, with particularly strong performance in DB2 database software, AS/400 software, and Tivoli systems management software. Shipments of Lotus Notes seats maintained their strong momentum. The software gross profit margin improved 6 points.


                                  - more -

    Maintenance revenues fell 9 percent (down 5 percent in constant currency) in the second quarter to $1.5 billion, while revenues from rentals and financing increased 7 percent (up 9 percent at constant currency) to nearly $1 billion.

    IBM's overall gross profit margin was 38.0 percent in the second quarter compared with 39.2 percent in the year-ago period.

    Total second quarter expenses declined 3 percent year over year. The company's expense-to-revenue ratio improved approximately 1 point year over year.

    IBM's tax rate was 30.3 percent in the second quarter compared with 33.7 percent in the second quarter of 1997.

    Share repurchases totaled $1.7 billion in the second quarter. The average number of shares outstanding in the quarter was 939.6 million compared with
986.9 million in the year-ago period. There were 933.1 million common shares outstanding at June 30, 1998.

    Core debt (debt excluding global financing) increased $500 million from year-end 1997 to $3.6 billion. Global financing debt totaled $24.3 billion, up $400 million from the end of 1997.

    Net earnings for the six months ended June 30, 1998 were $2.5 billion, or $2.56 per diluted common share, compared with net earnings of $2.6 billion, or $2.58 per diluted common share, in the year-earlier period. Revenues for the six months ended June 30, 1998 were $36.4 billion, an increase of 1 percent (5 percent at constant currency) compared with $36.2 billion at the end of the first six months of 1997.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Financial Results Attached


                                  - more -

                 INTERNATIONAL BUSINESS MACHINES CORPORATION
                        COMPARATIVE FINANCIAL RESULTS

          (Unaudited; Dollars in millions except per share amounts)


                               Three Months Ended June 30,          Six Months Ended June 30,
                                                    Percent                             Percent
                                1998       1997      Change         1998       1997      Change
                              -------    -------    -------       -------    -------    -------
REVENUE

 Hardware sales               $ 7,523    $ 8,616     -12.7%       $14,643    $16,377     -10.6%
  Gross profit margin            30.3%      35.5%                    29.4%      34.0%

 Services                       5,603      4,612      21.5%        10,611      8,707      21.9%
  Gross profit margin            21.9%      20.6%                    21.5%      20.0%

 Software                       3,228      3,084       4.6%         6,246      6,034       3.5%
  Gross profit margin            76.6%      70.6%                    75.6%      69.9%

 Maintenance                    1,480      1,632      -9.3%         2,956      3,235      -8.6%
  Gross profit margin            49.9%      46.5%                    48.5%      46.6%

 Rentals and financing            989        928       6.6%         1,985      1,827       8.6%
  Gross profit margin            43.1%      49.6%                    43.4%      52.0%


TOTAL REVENUE                  18,823     18,872      -0.3%        36,441     36,180       0.7%


GROSS PROFIT                    7,146      7,401      -3.4%        13,596     13,993      -2.8%
  Gross profit margin            38.0%      39.2%                    37.3%      38.7%


OPERATING EXPENSES
 S,G&A                          3,812      3,958      -3.7%         7,531      7,642      -1.4%
  Expense to revenue             20.3%      21.0%                    20.7%      21.1%

 R,D&E                          1,220      1,221      -0.0%         2,399      2,290       4.8%
  Expense to revenue              6.5%       6.5%                     6.6%       6.3%

OPERATING INCOME                2,114      2,222      -4.9%         3,666      4,061      -9.7%

Other income                      130        137      -5.1%           280        322     -12.8%
Interest expense                  161        179     -10.3%           340        351      -3.0%

EARNINGS BEFORE INCOME TAXES    2,083      2,180      -4.4%         3,606      4,032     -10.6%
  Pre-tax margin                 11.1%      11.6%                     9.9%      11.1%

Provision for income taxes        631        734     -14.1%         1,118      1,391     -19.6%
  Effective tax rate             30.3%      33.7%                    31.0%      34.5%

NET EARNINGS                  $ 1,452    $ 1,446       0.4%       $ 2,488    $ 2,641      -5.8%
  Net margin                      7.7%       7.7%                     6.8%       7.3%


Preferred stock dividends           5          5                       10         10

NET EARNINGS APPLICABLE
TO COMMON SHAREHOLDERS        $ 1,447    $ 1,441       0.4%       $ 2,478    $ 2,631      -5.8%
                              =======    =======                  =======    =======
NET EARNINGS PER SHARE
OF COMMON STOCK - BASIC       $  1.54    $  1.46       5.4%       $  2.62    $  2.64      -0.8%
                              =======    =======                  =======    =======

NET EARNINGS PER SHARE
OF COMMON STOCK - ASSUMING
DILUTION                      $  1.50    $  1.43       4.9%       $  2.56    $  2.58      -0.8%
                              =======    =======                  =======    =======

AVERAGE NUMBER OF COMMON
SHARES OUT STANDING (M's)
  BASIC                         939.6      986.9                    944.9      995.1
  DILUTED                       964.3    1,010.4                    969.5    1,019.2



                                  - more -

                 INTERNATIONAL BUSINESS MACHINES CORPORATION
                CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                      (Unaudited; Dollars in millions)


                                                                   At              At
                                                              June 30     December 31       Percent
                                                                 1998            1997        Change
                                                              -------     -----------       -------
ASSETS

 Cash, cash equivalents, and marketable securities            $ 5,471         $ 7,553        -27.6%

 Receivables - net, inventories, and prepaid expenses          31,541          32,865         -4.0%

 Plant, rental machines, and other property - net              18,453          18,347          0.6%

 Investments and other assets                                  21,647          22,734         -4.8%
                                                              -------         -------

TOTAL ASSETS                                                  $77,112         $81,499         -5.4%
                                                              =======         =======


LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                                              $13,271         $13,230          0.3%
 Long-term debt                                                14,590          13,696          6.5%
                                                              -------         -------
 Total debt                                                    27,861          26,926          3.5%

 Accounts payable, taxes, and accruals                         16,779          20,277        -17.3%

 Other liabilities                                             13,895          14,480         -4.0%
                                                              -------         -------
TOTAL LIABILITIES                                              58,535          61,683         -5.1%

STOCKHOLDERS' EQUITY                                           18,577          19,816         -6.3%
                                                              -------         -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $77,112         $81,499         -5.4%
                                                              =======         =======
